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                                                                    Exhibit 99.2


FOR IMMEDIATE RELEASE
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Contacts:
Paul J. Schmitt
Chairman, President and CEO                                  Harvey A. Goralnick
DNX Corporation                                              Focus Partners LLC
908-722-7900                                                 212-752-9445

                      DNX CORPORATION AND BIOCLIN TO MERGE
            - THE NEW COMPANY WILL BE RANKED AMONG THE TOP TEN CROS -

Raritan, NJ, August 19, 1996 -- DNX Corporation (NASDAQ:DNXX) announced today that it has signed a definitive agreement to combine its organization, in a pooling of interests transaction with BioClin International, a privately held contract research organization (CRO) based in Cham, Switzerland and Richmond, VA.

This merger combines the clinical expertise of BioClin (Phase I-IV) with DNX Corporation, which is focused on providing extensive and unique pre-clinical drug development services to the pharmaceutical and biotechnology industry through its subsidiaries, Pharmakon Research International and DNX Transgenics. BioClin is an international CRO with a presence throughout all major European countries, the U.S. and Israel. The company's success in managing local and multinational projects is founded on its extensive industry and scientific experience, expertise in data management and familiarity with local regulations. BioClin, active in international clinical drug development since 1982, has forged unique collaborations with hospitals allowing access to large patient and special populations.

The combined enterprise will create a CRO which in 1995 generated revenues of $40 million. In 1995, BioClin generated revenues of $14.3 million versus approximately $9.7 million of revenues in 1994.

Under the terms of the transaction agreements, DNX Corp. will issue 2.6 million shares

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of its common stock to the shareholders of BioClin. The transaction, which is expected to be treated as a pooling of interests for accounting purposes, is subject to various conditions including DNX stockholder approval and is expected to close late in the fourth quarter or in the first quarter of 1997.

"This is a merger of highly complementary services, technologies and client bases that puts the combined company squarely on track as a world leader in providing drug development services," said Paul J. Schmitt, Chairman of the Board, President and CEO. "The company's multinational capabilities span the entire spectrum of drug development from pre-clinical through clinical to product registration," continued Mr. Schmitt, "therefore, this new company is the ideal partner for biotechnology companies seeking the full-range of comprehensive services and resources, as well as large pharmaceutical industry clients looking for select expertise and a broad global reach."

The combined companies will emerge with a critical mass at a crucial time and will benefit greatly from this merger. DNX has already built substantial credibility, which it has demonstrated in a number of areas in pre-clinical testing including continuous infusion, immunotoxicology, specialty pharmacology assays and transgenic animal technology. With world-class facilities in the U.S., Europe, and new markets in Eastern Europe, the combined company's presence and regulatory expertise will extend to 26 countries. In addition, this new company will have over 300 pharmaceutical and biotech clients, and 450 employees worldwide.

Paul J. Schmitt will continue as Chairman, President and CEO of the combined company and John G. Cooper as Senior Vice President and Chief Financial Officer. Leif Modeweg, D.V.M., President of Pharmakon and Jack Barbut, Sc.D., founder and President of BioClin, will continue to manage the day-to-day worldwide pre-clinical and clinical operations respectively. Chris Jensen, Priv. Doz. Dr., currently the President of

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BioClin Europe, will assume responsibilities for managing a wide range of new synergistic opportunities for the company with an emphasis on the development and management of full-scale pre-clinical through clinical drug development programs. Drs. Barbut and Jensen will also be joining the combined company's Board of Directors.

Vector Securities International, Inc. acted as financial advisor to DNX Corporation.

DNX Corporation is focused on providing drug development services to the pharmaceutical and biotech industries through its subsidiaries, Pharmakon Research International, Inc. and DNX Transgenics. The Company provides pre-clinical drug development services to over 250 clients in 16 countries.

Since 1982, BioClin has been an active international Clinical Drug Development company with the capacity to manage entire development programs. The company offers a full range of drug development services from Phase I to Phase IV, including protocol design, monitoring, data management, quality assurance and report writing.

This press release contains forward looking statements. The actual results might differ materially from those projected in the forward looking statements. Additional information concerning this transaction, as well as information that could cause actual results to materially differ from those in forward looking statements is contained in DNX Corporation's SEC filings, including periodic reports under the Securities Exchange Act of 1934, as amended.

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